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                                                             EXHIBIT 12(a)(5)(i)

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 This announcement is not an offer to sell, and is not soliciting any offer to buy, any securities. The Exchange Offer is made only by means of the Offering
      Circular-Prospectus dated April 24, 2000 and the related Letter of Transmittal (and the instructions thereto) and is not being made to any
     General Motors Corporation stockholders in any jurisdiction where the making of the Exchange Offer or its acceptance would not be legal.
   In those jurisdictions in the United States where the securities or blue sky laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made an behalf of General Motors Corporation by Morgan
           Stanley & Co. Incorporated and in other jurisdictions by
               one or more registered brokers or dealers under
                        the laws of such jurisdictions.

                          General Motors Corporation

                          Notice of Offer to Exchange

                     1.065 Shares of Class H Common Stock

                               for each share of

                        $1 2/3 Par Value Common Stock,

                up to 92,012,781 shares of Class H Common Stock

           --------------------------------------------------------
                 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL
           EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 19,
                  2000 UNLESS THE EXCHANGE OFFER IS EXTENDED.
           --------------------------------------------------------

     General Motors Corporation, a Delaware corporation ("GM"), is offering to exchange 1.065 shares of Class H Common Stock, par value $0.10 per share, of GM ("Class H Common Stock") for each share of Common Stock, par value $1 2/3 per share, of GM ("$1 2/3 Par Value Common Stock") (the "Exchange Offer") validly tendered and not withdrawn by 12:00 midnight, New York City time, on May 19, 2000, or any later date to which the Exchange Offer may be extended by GM for any reason (such date and time, as it may be so extended, the "Expiration Date") and accepted by GM upon the terms and subject to the conditions set forth in the Offering Circular-Prospectus, dated April 24, 2000 (the "Offering Circular-Prospectus"), and the related Letter of Transmittal (and the instructions thereto). GM will accept up to a maximum of 86,396,977 shares of $1 2/3 Par Value Common Stock and will issue up to a maximum of 92,012,781 shares of Class H Common Stock in the Exchange Offer. GM's Class H Common Stock is a "tracking stock" of GM designed to provide holders with financial returns based on the financial performance of Hughes Electronics Corporation ("Hughes"), which is a wholly-owned subsidiary of GM. All persons holding $1 2/3 Par Value Common Stock are eligible to participate in the Exchange Offer if they tender their shares in a jurisdiction where the Exchange Offer is permitted under local law.

     The Exchange Offer is an important element of GM's overall plan to restructure its economic interest in Hughes in order to realize some of the economic value arising from GM's ownership of Hughes, as described in the Offering Circular-Prospectus. The Exchange Offer provides holders of $1 2/3 Par Value Common Stock with an opportunity to increase, in a manner generally free of U.S. federal income tax, their interest in the financial performance of Hughes.

     The Exchange Offer is subject to various conditions, including the condition that at least 28,798,992 shares of $1 2/3 Par Value Common Stock (approximately 4.6% of the outstanding $1 2/3 Par Value Common Stock as of March 31, 2000) are validly tendered and not withdrawn on or prior to the Expiration Date.

     If more than 86,396,977 shares of $1 2/3 Par Value Common Stock are validly tendered and not withdrawn on or prior to the Expiration Date, GM will accept such shares on a pro rata basis when the Exchange Offer expires. A holder of $1 2/3 Par Value Common Stock who beneficially owns an aggregate of fewer than 100 shares of $1 2/3 Par Value Common Stock and who validly tenders all such shares will generally not be subject to proration, as described in the Offering Circular-Prospectus. In addition, no fractional shares of Class H Common Stock will be issued in the Exchange Offer. Instead, cash will be paid to holders of $1 2/3 Par Value Common Stock otherwise entitled to receive fractional shares of Class H Common Stock as a result of the Exchange Offer.

     NONE OF GM, HUGHES, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE DEALER MANAGER, THE MARKETING MANAGER OR ANY OF THEIR RESPECTIVE OFFICERS OR DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ANY SHARES OF $1 2/3 PAR VALUE COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION REGARDING WHETHER TO TENDER SHARES OF $1 2/3 PAR VALUE COMMON STOCK AND, IF SO, HOW MANY SHARES TO TENDER PURSUANT TO THE EXCHANGE OFFER.

     For purposes of the Exchange Offer, the exchange of shares will be complete if GM gives oral or written notice to Fleet National Bank (the "Exchange Agent") that it has accepted the tenders of such shares for exchange. Promptly following the announcement by GM of the final results of the Exchange Offer, including proration, if any, the Exchange Agent will deliver the tendered shares of $1 2/3 Par Value Common Stock to GM and, as agent for the tendering stockholders, will receive from GM the shares of Class H Common Stock that correspond to the number of shares of $1 2/3 Par Value Common Stock accepted and credit such shares to book-entry accounts maintained for the tendering stockholders.

     In all cases, exchange of shares of $1 2/3 Par Value Common Stock will be made only upon receipt by the Exchange Agent prior to 12:00 midnight, New York City time, on the Expiration Date of the Exchange Offer of (1) if applicable, certificates representing such shares of $1 2/3 Par Value Common Stock (or timely confirmation of a book-entry transfer of such $1 2/3 Par Value Common Stock into the Exchange Agent's account at The Depository Trust Company) and
(2) a properly completed and duly executed Letter of Transmittal or an agent's message (as described in the Offering Circular-Prospectus) in connection with a book-entry transfer of shares, together with any other documents required by the instructions to the Letter of Transmittal. Under no circumstances will interest be paid by GM pursuant to the Exchange Offer, regardless of any delay in making such exchange or crediting or delivering shares.

     GM expressly reserves the right, at any time or from time to time, in its sole and absolute discretion for any reason and regardless of whether any of the conditions specified in the Offering Circular-Prospectus under the caption "The Exchange Offer--Conditions for Completion of the Exchange Offer" have been satisfied, (1) to extend the period of time during which the Exchange Offer is open or (2) to amend the Exchange Offer in any respect (including termination of the Exchange Offer if the conditions described in the Offering Circular-Prospectus are not met or changing the exchange ratio), in each case by issuing a press release or by making another public announcement of such extension or amendment.

     Tenders of shares of $1 2/3 Par Value Common Stock made pursuant to the Exchange Offer may be withdrawn as set forth in the Offering Circular-Prospectus under the caption "The Exchange Offer--Withdrawal Rights" and in the instructions to the Letter of Transmittal. Tendered shares may be withdrawn at any time prior to the Expiration Date and may also be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer if GM has not previously accepted such shares. To be effective, a written notice of withdrawal must be received by the Exchange Agent by the Expiration Date at one of its addresses set forth on the back cover of the Offering Circular-Prospectus and must specify the name of the person who tendered the shares of $1 2/3 Par Value Common Stock to be withdrawn, the number of shares of $1 2/3 Par Value Common Stock to be withdrawn and the name in which the $1 2/3 Par Value Common Stock certificates are registered, if different from that of the withdrawing holder, as described in the Offering Circular-Prospectus. All questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of $1 2/3 Par Value Common Stock will be determined by GM in its sole and absolute discretion, which determination will be final and binding on all tendering stockholders. None of GM, Hughes, the Exchange Agent, the Information Agent, the Dealer Manager, the Marketing Manager, the soliciting dealers or any other person will be under any duty to give notification of any defect or irregularity in tenders or notices of withdrawal or incur any liability for failure to give any such notification.

     The Offering Circular-Prospectus, the Letter of Transmittal (and the instructions thereto) and other relevant materials are being mailed to record holders of $1 2/3 Par Value Common Stock and furnished to brokers, securities dealers, banks, trust companies and similar persons whose names, or the name of whose nominees, appear on the most recent stockholder list of GM or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of $1 2/3 Par Value Common Stock. The Offering Circular-Prospectus, the Letter of Transmittal (and the instructions thereto) and the related materials contain important information which should be read carefully before any decision is made with respect to the Exchange Offer.

     Salomon Smith Barney Inc. is acting as the Marketing Manager for Hughes in connection with the Exchange Offer.

     Questions and requests for assistance or additional copies of the Offering Circular-Prospectus, the Letter of Transmittal (and the instructions thereto) and other materials relating to the Exchange Offer may be directed to the Information Agent or the Dealer Manager, as set forth below.


               The Information Agent for the Exchange Offer is:

                              Morrow & Co., Inc.
                          445 Park Avenue, 5th Floor
                           New York, New York 10022
                          (877) 816-5329 (toll free)
                        for calls in the United States
                           (212) 754-8000 (collect)
                      for calls outside the United States

                 The Dealer Manager for the Exchange Offer is:

                          MORGAN STANLEY DEAN WITTER

                              Call (212) 761-0039

April 24, 2000

     GM urges holders of $1 2/3 Par Value Common Stock to read the final Registration Statement, including the final Offering Circular-Prospectus, regarding the Exchange Offer, as well as the other documents that GM has filed or will file with the Securities and Exchange Commission (the "SEC"), because they contain or will contain important information for making an informed investment decision. Holders of $1 2/3 Par Value Common Stock may obtain a free copy of the final Offering Circular-Prospectus and other documents filed by GM at the SEC's website at www.sec.gov or at GM's website at www.gm.com, or from GM by directing such request in writing to: GM Fulfillment Center, 30200
Stephenson Hwy, (MC 480-000-FC1), Madison Heights, Michigan 48071.

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